Exhibit 99.1

Envista Holdings Announces CEO Appointment

BREA, Calif., April 15, 2024 -- Envista Holdings Corporation (NYSE: NVST) announced today the appointment of Paul Keel as Chief Executive Officer and a member of the Board of Directors effective May 1, 2024. He succeeds Amir Aghdaei, who will continue to support the transition as a senior advisor.

“Paul’s strong track record as CEO of a public, diversified, global innovation company makes him the right leader for Envista at this stage in our growth journey,” said Scott Huennekens, chairman of Envista. “His pertinent combination of accelerating growth and operational excellence with his experience in the medical and oral care markets make him uniquely qualified to lead Envista in our mission to digitize, personalize, and democratize dental care.”

“It’s a great honor to lead Envista at this exciting time in our deep and rich history,” said Keel. “I know and admire the company and industry. I am thrilled to build on Envista’s strong foundation, doing ever more to serve all our stakeholders – our customers, their patients, our colleagues, our communities, and our shareholders.”

Paul is joining Envista from Smiths Group plc, a global technology company and FTSE 100 constituent. He previously spent 16 years with 3M in various leadership roles, including Group President of the Consumer Business Group, President of 3M Medical, and President of 3M’s Specialty Dental business. Preceding 3M, he held positions of increasing responsibility at GE, McKinsey & Company, and General Mills. Paul holds a BA from Carleton College and MBA from Harvard Business School.

ABOUT ENVISTA
Envista is a global family of more than 30 trusted dental brands, including Nobel Biocare, Ormco, DEXIS, and Kerr, united by a shared purpose: to partner with professionals to improve lives. Envista helps its customers deliver the best possible patient care through industry-leading dental consumables, solutions, technology, and services. Its comprehensive portfolio, including dental implants and treatment options, orthodontics, and digital imaging technologies, covers a wide range of dentists' clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. With a foundation comprised of the proven Envista Business System (EBS) methodology, an experienced leadership team, and a strong culture grounded in continuous improvement, commitment to innovation, and deep customer focus, Envista is well equipped to meet the end-to-end needs of dental professionals worldwide. Envista is one of the largest global dental products companies, with significant market positions in some of the most attractive segments of the dental products industry. For more information, please visit www.envistaco.com.

FOR FURTHER INFORMATION
Melissa Morrison
VP Communication & Central Marketing
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, CA 92821
Telephone: (714) 817-7000
info@envistaco.com
SOURCE Envista Holdings Corporation